Exhibit 1.01

Interphase Corporation

Conflict Minerals Report

For The Year Ended December 31, 2014

This report for the year ended December 31, 2014 is presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934 (the “Rule”). Please refer to the Rule and the 1934 Act Release No. 34-67716 for definitions to the terms used in this report, unless otherwise defined herein. The Rule was adopted by the Securities and Exchange Commission (“SEC”) to implement reporting and disclosure requirements related to conflict minerals as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. The Rule imposes certain reporting obligations on SEC registrants whose manufactured products contain Conflict Minerals which are necessary to the functionality or production of their products. Conflict Minerals are defined as cassiterite, columbite-tantalite, gold, wolframite, and their derivatives, which are limited to tantalum, tin, and tungsten. These requirements apply to registrants whatever the geographic origin of the Conflict Minerals and whether or not they fund armed conflict.

If a registrant can establish that the Conflict Minerals originated from sources other than the Democratic Republic of the Congo (“DRC”) or an adjoining country (the “Covered Countries”), or from recycled and scrap sources, they must submit a Specialized Disclosure Form (“Form SD”) which describes the Reasonable Country of Origin Inquiry completed.

If a registrant has reason to believe that any of the Conflict Minerals in their supply chain may have originated in the Covered Countries, or if they are unable to determine the country of origin of those Conflict Minerals, then the issuer must exercise due diligence on the Conflict Minerals’ source and chain of custody. The registrant must annually submit a report, Conflict Minerals Report, to the SEC that includes a description of those due diligence measures.

Interphase Corporation is a “smaller reporting company” as defined in Rule 12b-2 of the Securities Exchange Act of 1934. The report presented herein is not audited as Rule 13p-1 under the Securities Exchange Act of 1934 provides for a temporary transition period in 2013, 2014, 2015 and 2016 for a smaller reporting company whereby the Conflict Minerals Report is not subject to an independent private sector audit.

1.      Conflict Minerals Disclosure

This report has been prepared by management of Interphase Corporation (herein referred to as “Interphase,” the “Company,” “we,” “us,” or “our”). The information includes the activities of all majority-owned subsidiaries.

In accordance with the Rule, Interphase has filed this Form SD and the associated Conflict Minerals Report; both of which are posted on our publically available website at http://www.iphase.com/products/conflict_materials/.

1.1     Company Overview

Interphase Corporation is a diversified information and communications technology company, committed to innovation through the process of identifying, developing and introducing new products and services. The Company offers products and services from embedded computing solutions, engineering design services, and contract manufacturing services to a new line of embedded computer vision products.

Embedded solutions include communications networking products for connectivity, interworking and packet processing. Clients for this product line include Alcatel-Lucent, GENBAND, Hewlett Packard, and Samsung.

The engineering design and manufacturing services serve a wide variety of industries within the electronics market, from machine-to-machine and Internet of Things designs utilizing Cellular, GPS and Wi-Fi tracking solutions to cost-saving redesigns for manufacturability. Interphase Productization services provide customers with the full suite of rapid design and manufacturing services required to quickly take a project from design concept to full production in the marketplace.

The penveu® product line, from the embedded computer vision line of business, addresses both the education and enterprise markets. penveu® is a handheld device that adds interactivity to projectors and large screen displays, turning flat surfaces into an interactive display.

Founded in 1974, the Company is located in Carrollton, Texas, with sales offices in the United States and Europe.

1.2     Product Description

In 2014, our principal products primarily include solutions in the following three categories, supporting various form factors such as AMC, PCI-X, PCIe, CPCI, and PMC as well as related software applications:

●	Network Connectivity
o	T1/E1 communication controllers that primarily support SS7 signaling
o	OC-3/STM-1 ATM network interface cards
o	Ethernet network interface cards
●	Interworking
o	OC-3/STM-1 interworking modules
o	Gateway Appliances (broadband access gateway and media converter)

●     Multi-core Packet Processors

o	GigE packet processors
o	10 GigE packet processors

Please refer to our Annual Report on Form 10-K for the year ended December 31, 2014 for definitions of these key terms and products.

We conducted an analysis of our products and found that Conflict Minerals are necessary to the functionality or production of our products.

1.3      Supply Chain and Reasonable Country of Origin Inquiry

We rely on our direct suppliers to provide information on the origin of the Conflict Minerals contained in components and materials supplied to us – including sources of Conflict Minerals that are supplied to them from lower tier suppliers. We typically do not enter into contracts with our suppliers and, therefore, we cannot impose flow-down requirements. However, our suppliers are expected to adopt policies and due diligence and reporting measures with respect to Conflict Minerals and to require their suppliers to adopt similar policies and measures. In addition, as described below, we are working with our suppliers to ensure they provide the Conflict Minerals sourcing information.

Our reasonable country of origin inquiry (“RCOI”) employed a combination of measures to determine whether the necessary Conflict Minerals in our products originated from the Covered Countries. Our primary means of determining country of origin of necessary Conflict Minerals was by conducting a supply-chain survey with direct suppliers using the conflict minerals reporting template developed by the Electronic Industry Citizenship Coalition (“EICC”) and The Global e-Sustainability Initiative (“GeSI”) (the “Template”). The Template provides a common industry approach for the collection of sourcing information related to Conflict Minerals.

It is not practicable to conduct a survey of all our suppliers and we believed a reasonable approach would be to conduct a survey of the suppliers that were active in 2014. This included suppliers where the nature of the component, or the location of the supplier, indicated that those components were likely to contain Conflict Minerals. We surveyed 90% of our direct suppliers representing 100% of our 2014 expenditures for direct components. We assessed our industry as well as others and confirmed that this risk-based approach is consistent with how many peer companies are approaching the Rule.

Because of our size, the complexity of our products, and the depth, breadth, and constant evolution of our supply chain, it is difficult to identify actors upstream from our direct suppliers. Therefore, we are unable with absolute assurance to determine the origin of the Conflict Minerals in our products and cannot exclude the possibility that some may have originated in the Covered Countries and may not have come from recycled or scrap sources. Our due diligence exercise failed to clarify the Conflict Minerals country of origin, whether the Conflict Minerals finance or benefit armed groups in those countries, or whether the Conflict Minerals came from recycled or scrap sources. For that reason, we are required under the Rule to submit to the SEC a Conflict Minerals Report as an exhibit to Form SD. This report must include:

●	a description of the measures we took to exercise due diligence on the Conflict Minerals’ source and chain of custody

●	a description of the products manufactured or contracted to be manufactured that are not DRC conflict free

●	the facilities used to process the Conflict Minerals

●	the country of origin of the Conflict Minerals

●	the efforts to determine the mine or location of origin

1.4     Conflict Minerals Policy

We have adopted the following Conflict Minerals Policy:

Interphase Corporation is committed to respecting human rights in our own operations and in our global supply chain; while at the same time, promoting economic development in Africa through responsible commercial engagement and driving employee awareness. As part of this commitment to corporate responsibility, we are working with our global supply chain to ensure compliance with the SEC’s conflict minerals rule.

We have established a Conflict Minerals compliance program that is designed to follow the framework established by the Organisation for Economic Co-operation and Development (“OECD”). Our Company is fully engaged in implementing the program. Likewise, our suppliers are expected to adopt policies and due diligence and reporting measures with respect to Conflict Minerals and to require their suppliers to adopt similar policies and measures.

As we become aware of instances where minerals in our supply chain potentially finance armed groups, as defined in the SEC’s conflict minerals rule, we will work with our suppliers to find economical, alternate conflict-free sources.

2.     Due Diligence Process

2.1      Design of Due Diligence

Our due diligence measures have been designed to conform, in all material respects, with the framework in The Organisation for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and the related Supplements (“OECD Guidance”) for gold, tin, tantalum and tungsten.

2.2      Establish Strong Company Management Systems

As described above, Interphase Corporation has adopted a Conflict Minerals Policy which is also posted on our website at http://www.iphase.com/products/conflict_materials/.

Internal Team

Interphase has established a management system for Conflict Minerals. Our management system is sponsored by the Chief Financial Officer and includes executive-level representatives and a team of subject matter experts from relevant functions such as manufacturing, quality assurance, purchasing, finance and legal. The team of subject matter experts is responsible for implementing our Conflict Minerals compliance strategy and is led by our Vice President of Operations who acts as the Conflict Minerals Program Manager. Senior management is briefed about the results of our due diligence efforts on a periodic basis.

Control Systems

As we do not typically have a direct relationship with Conflict Minerals smelters and refiners, we are engaged and actively cooperate with other major manufacturers in our sector and other sectors through our use of the reporting template developed by the EICC and GeSI.

Controls include, but are not limited to, our Code of Conduct which outlines expected behaviors for all Interphase employees, our Conflict Minerals Policy and our policy for Complaints and Concerns Regarding Questionable Accounting or Auditing Matters.

Supplier Engagement

With respect to the OECD requirement to strengthen engagement with suppliers, we have contacted our 2014 active suppliers. Feedback from this engagement has allowed us to collect valuable sourcing information related to Conflict Minerals. This information includes, but is not limited to, metals used in the production of our components, data to determine reasonable country of origin, upstream supplier information, a listing of smelters, supplier due diligence processes, and conflict minerals policies.

Grievance Mechanism

We have a longstanding grievance mechanism whereby employees are encouraged to report any concerns regarding violations of rules or regulations of the SEC or irregularities related to the Company’s disclosures and reporting obligations. Our policy for Complaints and Concerns Regarding Questionable Accounting or Auditing Matters is available on our website at http://www.iphase.com/investor/governance/.

Maintain Records

We have adopted procedures to retain relevant documentation.

2.3      Identify and Assess Risk in the Supply Chain

Because of our size, the complexity of our products, and the depth, breadth, and constant evolution of our supply chain, it is difficult to identify actors upstream from our direct suppliers.

We have identified 270 direct suppliers for the 2014 calendar year. We rely on these suppliers, whose components contain Conflict Minerals, to provide us with information about the source of Conflict Minerals contained in the components supplied to us. Our direct suppliers are similarly reliant upon information provided by their suppliers. Many of the largest suppliers are also SEC registrants and subject to the Rule.

2.4      Design and Implement a Strategy to Respond to Identified Risks

In response to this risk assessment, Interphase has an approved risk management plan, through which the conflict minerals program is implemented, managed and monitored. Updates to this risk assessment are provided periodically to senior management.

As part of our risk management plan, to ensure suppliers understand our expectations, we have utilized online training available from various sources including the EICC and the GeSI, requested suppliers to complete the Template, publicized a Conflict Minerals Statement and adopted a Conflict Minerals Policy.

As described in our Conflict Minerals Policy, we will work with any of our suppliers whom we have reason to believe are supplying us with Conflict Minerals from sources that may support conflict in the DRC or any adjoining country to find an alternative source of Conflict Minerals that does not support such conflict, as provided in the OECD Guidance.

2.5	Carry out Independent Third Party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain

We typically do not have a direct relationship with Conflict Minerals smelters and refiners and do not perform or direct audits of these entities within our supply chain.

2.6      Report on Supply Chain Due Diligence

This report documents our supply chain due diligence.

3.      Due Diligence Results

3.1     Request Information

We conducted a survey of those suppliers described above using the Template described above. The Template was developed to facilitate disclosure and communication of information regarding smelters that provide material to a company’s supply chain. It includes questions regarding a company’s conflict-free policy, engagement with its direct suppliers, and a listing of the smelters the company and its suppliers use. In addition, the Template contains questions about the origin of Conflict Minerals included in their products, as well as supplier due diligence. Written instructions and recorded training illustrating the use of the tool are available on EICC’s website. The Template is being used by many companies in their due diligence processes related to Conflict Minerals.

3.2     Survey Responses

We received responses from approximately 70% of the suppliers surveyed using the Conflict-Free Sourcing Initiative (“CFSI”) template revision 3.02. We reviewed the responses against criteria developed to determine which required further engagement with our suppliers. These criteria included untimely or incomplete responses as well as inconsistencies within the data reported in the Template. We have worked directly with these suppliers to provide revised responses.

Responses included the names of 273 entities listed by our suppliers as smelters or refiners. Approximately 56% of these entities were identified as having undergone assessment through the Conflict-Free Smelter Program (“CFSP”) and have been validated to be in compliance with the protocols. We compared these facilities to the CFSP Compliant Smelter List, and where a supplier indicated that the facility was certified as conflict-free, we ensured that the name was listed on the CFSP Compliant Smelter List. Interphase supports the refinement and expansion of the list of smelters that participate and comply with the CFSP. Approximately 3% of the suppliers that responded were unable to identify the smelters whose Conflict Minerals went into parts supplied to Interphase.

3.3     Smelter or Refiner Facilities Used to Process Conflict Minerals

Appendix A sets forth a list of smelters or refiners by mineral type, provided by our suppliers, which lists the country of origin of the facility and whether or not each facility was CFSP compliant,

3.4     Country of Origin and Efforts to Determine Mine or Location of Origin

Because of our size, the complexity of our products, and the depth, breadth, and constant evolution of our supply chain, it is difficult to identify actors upstream from our direct suppliers. Through our implementation of the OECD conflict minerals compliance program and requesting our suppliers to complete the Template, we have determined that seeking information about Conflict Minerals smelters and refiners in our supply chain represents the most reasonable effort we can make to determine the mines or locations of origin of the Conflict Minerals in our supply chain. Appendix B provides a summary list all of the countries of origin for each mineral type for the smelters and refiners reported by our suppliers, collected as a result of our RCOI efforts.

Based upon the information received and reported, we are not able to determine the country of origin for all of the Conflict Minerals used in our supply chain, and thus, we are not able to conclusively state that none of the Conflict Minerals originated in a Covered Country or financed or benefited armed groups in those countries.

4.      Steps to be Taken to Mitigate Risk

Interphase intends to take the following steps to improve the due diligence conducted to further mitigate any risk that the necessary Conflict Minerals in our products could benefit armed groups in the DRC or adjoining countries:

a.	Continue to engage with suppliers and direct them to training resources to attempt to increase the response rate and improve the content of the supplier survey responses.

b.	Request suppliers to update the content of their survey responses as new revisions of the Template become available.

c.	Require new suppliers to complete the Template before commencing a purchasing relationship.

d.

Engage any of our suppliers found to be supplying us with Conflict Minerals from sources that support conflict in the DRC or any adjoining country to establish an alternative economical source of Conflict Minerals that does not support such conflict.

e.	Monitor the EICC, GeSI, and OECD for best practices and build leverage over the supply chain in accordance with the OECD Guidance.

APPENDIX A

CONFLICT MINERAL SOURCING INFORMATION BY SMELTER

Metal	Smelter Name	Country	Comment
Gold	Aida Chemical Industries Co. Ltd.	Japan	CFSP Compliant
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	Germany	CFSP Compliant
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	Uzbekistan
Gold	AngloGold Ashanti Córrego do Sítio Minerção	Brazil	CFSP Compliant
Gold	Argor-Heraeus SA	Switzerland	CFSP Compliant
Gold	Asahi Pretec Corporation	Japan	CFSP Compliant
Gold	Asaka Riken Co Ltd	Japan
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	Turkey	CFSP Compliant
Gold	Aurubis AG	Germany	CFSP Compliant
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Philippines
Gold	Bauer Walser AG	Germany
Gold	Boliden AB	Sweden	CFSP Compliant
Gold	C. Hafner GmbH + Co. KG	Germany	CFSP Compliant
Gold	Caridad	Mexico
Gold	CCR Refinery – Glencore Canada Corporation	Canada	CFSP Compliant
Gold	Cendres & Métaux SA	Switzerland
Gold	Chimet S.p.A.	Italy	CFSP Compliant
Gold	China National Gold Group Corporation	China
Gold	Chugai Mining	Japan

Gold	Codelco	Chile
Gold	Daejin Indus Co. Ltd	Korea, Republic Of
Gold	DaeryongENC	Korea, Republic Of
Gold	Daye Non-Ferrous Metals Mining Ltd.	China
Gold	Do Sung Corporation	Korea, Republic Of
Gold	Doduco	Germany
Gold	Dowa	Japan	CFSP Compliant
Gold	Eco-System Recycling Co., Ltd.	Japan	CFSP Compliant
Gold	FSE Novosibirsk Refinery	Russian Federation
Gold	Gansu Seemine Material Hi-Tech Co Ltd	China
Gold	Guangdong Jinding Gold Limited	China
Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.	China
Gold	Heimerle + Meule GmbH	Germany	CFSP Compliant
Gold	Henan Sanmenxia Lingbao City Jinyuan Mining Industry Co., Ltd.	China
Gold	Heraeus Ltd. Hong Kong	Hong Kong	CFSP Compliant
Gold	Heraeus Precious Metals GmbH & Co. KG	Germany	CFSP Compliant
Gold	Heraeus USA	United States
Gold	Heraeus Zhaoyuan Precious Metal Materials Co.,Ltd.	China
Gold	Hop Hing electroplating factory Zhejiang	China
Gold	Hunan Chenzhou Mining Industry Group	China
Gold	Hwasung CJ Co. Ltd	Korea, Republic Of
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Company Limited	China
Gold	Ishifuku Metal Industry Co., Ltd.	Japan	CFSP Compliant
Gold	Istanbul Gold Refinery	Turkey	CFSP Compliant
Gold	Japan Mint	Japan	CFSP Compliant
Gold	Jiangxi Copper Company Limited	China
Gold	Jinlong Copper Co., Ltd.	China
Gold	Johnson Matthey Inc	United States	CFSP Compliant
Gold	Johnson Matthey Ltd	Canada	CFSP Compliant
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	Russian Federation	CFSP Compliant
Gold	JSC Uralelectromed	Russian Federation	CFSP Compliant
Gold	JX Nippon Mining & Metals Co., Ltd.	Japan	CFSP Compliant
Gold	Kazzinc Ltd	Kazakhstan	CFSP Compliant
Gold	Kennecott Utah Copper LLC	United States	CFSP Compliant
Gold	Kojima Chemicals Co., Ltd	Japan	CFSP Compliant
Gold	Korea Metal Co. Ltd	Korea, Republic Of
Gold	Kunshan Jinli chemical industry reagents co.,Ltd.	China
Gold	Kyrgyzaltyn JSC	Kyrgyzstan
Gold	L' azurde Company For Jewelry	Saudi Arabia	CFSP Compliant
Gold	Lingbao Jinyuan Tonghui Refinery Co., Ltd	China
Gold	LS-Nikko	Korea, Republic Of
Gold	LS-NIKKO Copper Inc.	Korea, Republic Of	CFSP Compliant
Gold	Luoyang Zijin Yinhui Metal Smelt Co Ltd	China

Gold	Materion	United States	CFSP Compliant
Gold	Matsuda Sangyo Co., Ltd.	Japan	CFSP Compliant
Gold	Metalor Technologies (Hong Kong) Ltd	Hong Kong	CFSP Compliant
Gold	Metalor Technologies (Singapore)Pte, Ltd	Singapore	CFSP Compliant
Gold	Metalor Technologies Ltd. (Suzhou)	China
Gold	Metalor Technologies SA	Switzerland	CFSP Compliant
Gold	Metalor USA Refining Corporation	United States	CFSP Compliant
Gold	Met-Mex Peñoles, S.A.	Mexico	CFSP Compliant
Gold	Mitsubishi Materials Corporation	Japan	CFSP Compliant
Gold	Mitsui & Co. Precious Metals Inc. Hong Kong Branch	Hong Kong
Gold	Mitsui Mining and Smelting Co., Ltd.	Japan	CFSP Compliant
Gold	Moscow Special Alloys Processing Plant	Russian Federation
Gold	Nadir Metal Rafineri San. Ve Tic. A.ª.	Turkey	CFSP Compliant
Gold	Navoi Mining and Metallurgical Combinat	Uzbekistan
Gold	Nihon Material Corporation	Japan	CFSP Compliant
Gold	Niihama Nickel Refinery	Japan
Gold	Nippon Mining & Metals	Japan
Gold	Ohio Precious Metals, LLC	United States	CFSP Compliant
Gold	Ohura Precious Metal Industry Co., Ltd	Japan	CFSP Compliant
Gold	OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastvetmet)	Russian Federation	CFSP Compliant
Gold	OJSC Kolyma Refinery	Russian Federation
Gold	PAMP SA	Switzerland	CFSP Compliant
Gold	Penglai Penggang Gold Industry Co Ltd	China
Gold	Priorsky Plant of Non-Ferrous Metals	Russian Federation
Gold	PT Aneka Tambang (Persero)TBK	Indonesia	CFSP Compliant
Gold	PX Précinox SA	Switzerland	CFSP Compliant
Gold	Rand Refinery (Pty) Ltd	South Africa	CFSP Compliant
Gold	Royal Canadian Mint	Canada	CFSP Compliant
Gold	Sabin Metal Corp.	United States
Gold	Saijyo,Ehime,Japan	Japan
Gold	Samduck Precious Metals	Korea, Republic Of
Gold	SAMWON METALS Corp.	Korea, Republic Of
Gold	Schloetter Co. Ltd.	United Kingdom
Gold	Schone Edelmetaal	Netherlands	CFSP Compliant
Gold	SEMPSA Joyería Platería SA	Spain	CFSP Compliant
Gold	Shandong Zhaojin Gold & Silver Refinery Co. Ltd	China	CFSP Compliant
Gold	So Accurate Group, Inc.	United States
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	Russian Federation
Gold	Solar Applied Materials Technology Corp.	Taiwan	CFSP Compliant
Gold	Sumitomo Metal Mining Co., Ltd.	Japan	CFSP Compliant
Gold	Tai zhou chang san Jiao electron Co.,Ltd	China
Gold	Tanaka Kikinzoku Kogyo K.K.	Japan	CFSP Compliant
Gold	The Great Wall Gold and Silver Refinery of China	China
Gold	The Hutti Gold Company	India
Gold	The Refinery of Shandong Gold Mining Co., Ltd	China	CFSP Compliant
Gold	Tokuriki Honten Co., Ltd	Japan	CFSP Compliant

Gold	Tongling nonferrous Metals Group Co.,Ltd	China
Gold	Torecom	Korea, Republic Of
Gold	Umicore Brasil Ltda	Brazil	CFSP Compliant
Gold	Umicore Precious Metals Thailand	Thailand	CFSP Compliant
Gold	Umicore SA Business Unit Precious Metals Refining	Belgium	CFSP Compliant
Gold	United Precious Metal Refining, Inc.	United States	CFSP Compliant
Gold	Valcambi SA	Switzerland	CFSP Compliant
Gold	Western Australian Mint trading as The Perth Mint	Australia	CFSP Compliant
Gold	Xstrata Canada Corporation	Canada
Gold	Yamamoto Precision Metals	Japan	CFSP Compliant
Gold	Yantai Guodasafina High-Tech Environmental Refinery Co. Ltd.	China
Gold	Yantai Zhaojin Lai Fuk Precious Metals Ltd	China
Gold	Yokohama Metal Co Ltd	Japan
Gold	Yunnan Copper Industry Co Ltd	China
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	China	CFSP Compliant
Gold	Zijin Mining Group Co. Ltd	China	CFSP Compliant
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	China	CFSP Compliant
Tantalum	Conghua Tantalum and Niobium Smeltry	China	CFSP Compliant
Tantalum	Duoluoshan	China	CFSP Compliant
Tantalum	Exotech Inc.	United States	CFSP Compliant
Tantalum	F&X Electro-Materials Ltd.	China	CFSP Compliant
Tantalum	Global Advanced Metals (Cabot)	United States
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	China	CFSP Compliant
Tantalum	H.C. Starck GmbH	Germany
Tantalum	Hi-Temp	United States	CFSP Compliant
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	China	CFSP Compliant
Tantalum	Jiujiang Tanbre Co.,Ltd	China	CFSP Compliant
Tantalum	King-Tan Tantalum Industry Ltd	China	CFSP Compliant
Tantalum	LSM Brasil S.A.	Brazil	CFSP Compliant
Tantalum	Metallurgical Products India (Pvt.) Ltd.	India	CFSP Compliant
Tantalum	Mineração Taboca S.A.	Brazil	CFSP Compliant
Tantalum	Mitsui Mining & Smelting	Japan	CFSP Compliant
Tantalum	Molycorp Silmet A.S.	Estonia	CFSP Compliant
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	China	CFSP Compliant
Tantalum	QuantumClean	United States	CFSP Compliant
Tantalum	RFH Tantalum Smeltry Co., Ltd	China	CFSP Compliant
Tantalum	Shanghai Jiangxi Metals Co. Ltd	China
Tantalum	Solikamsk Metal Works	Russian Federation	CFSP Compliant
Tantalum	Taki Chemicals	Japan	CFSP Compliant
Tantalum	Telex	United States	CFSP Compliant
Tantalum	Ulba	Kazakhstan	CFSP Compliant
Tantalum	Zhuzhou Cement Carbide	China	CFSP Compliant
Tantalum	Yichun Jin Yang Rare Metal Co., Ltd	China
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	China	CFSP Compliant
Tantalum		China	CFSP Compliant
Tantalum	KEMET Blue Metals	Mexico	CFSP Compliant
Tantalum	Plansee SE Liezen	Austria	CFSP Compliant
Tantalum	H.C. Starck Co., Ltd.	Thailand	CFSP Compliant
Tantalum	H.C. Starck GmbH Goslar	Germany	CFSP Compliant

Tantalum	H.C. Starck GmbH Laufenburg	Germany	CFSP Compliant
Tantalum	H.C. Starck Hermsdorf GmbH	Germany	CFSP Compliant
Tantalum	H.C. Starck Inc.	United States	CFSP Compliant
Tantalum	H.C. Starck Ltd.	Japan	CFSP Compliant
Tantalum	H.C. Starck Smelting GmbH & Co.KG	Germany	CFSP Compliant
Tantalum	Plansee SE Reutte	Austria	CFSP Compliant
Tantalum	Global Advanced Metals Boyertown	United States	CFSP Compliant
Tantalum	Global Advanced Metals Aizu	Japan	CFSP Compliant
Tantalum	Kemet Blue Powder	United States	CFSP Compliant
Tantalum	Furuuchi chemical K.K.	Japan
Tin	Alpha	United States	CFSP Compliant
Tin	China Rare Metal Materials Company	China	CFSP Compliant
Tin	CNMC (Guangxi) PGMA Co. Ltd.	China
Tin	Copper Santa	Brazil	CFSP Compliant
Tin	CV JusTindo	Indonesia
Tin	CV Makmur Jaya	Indonesia
Tin	CV Nurjanah	Indonesia
Tin	CV Serumpun Sebalai	Indonesia
Tin	CV United Smelting	Indonesia	CFSP Compliant
Tin	Dowa Metals & Mining Co.Ltd	Japan	CFSP Compliant
Tin	EM Vinto	Bolivia	CFSP Compliant
Tin	Estanho de Rondônia S.A.	Brazil
Tin	Feinhütte Halsbrücke GmbH	Germany
Tin	Fenix Metals	Poland
Tin	Geiju Non-Ferrous Metal Processing Co. Ltd.	China	CFSP Compliant
Tin	Gejiu Jin Ye Mineral Co., Ltd.	China
Tin	Gejiu Zi-Li	China
Tin	Guangxi Huaxi Group Co.,Ltd	China
Tin	Huichang Jinshunda Tin Co. Ltd	China
Tin	Jia Tian	China
Tin	Kai Unita Trade Limited Liability Company	China
Tin	Linwu Xianggui Smelter Co	China
Tin	Liuzhou China Tin	China
Tin	Magnu's Minerais Metais e Ligas LTDA	Brazil	CFSP Compliant
Tin	Malaysia Smelting Corp	Malaysia	CFSP Compliant
Tin	Melt Metais e Ligas S/A	Brazil	CFSP Compliant
Tin	Metallic Resources Inc	United States
Tin	Metallo Chimique	Belgium
Tin	Mineração Taboca S.A.	Brazil	CFSP Compliant
Tin	Minsur	PERU	CFSP Compliant
Tin	Mitsubishi Materials Corporation	Japan	CFSP Compliant
Tin	Nathan Trotter & Co.,Inc.	United States
Tin	Novosibirsk Integrated Tin Works	Russian Federation
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	Thailand
Tin	OM MANUFACTURING PHILIPPINES,INC	Philippines	CFSP Compliant
Tin	OMSA	Bolivia	CFSP Compliant
Tin	PT Alam Lestari Kencana	Indonesia
Tin	PT Artha Cipta Langgeng	Indonesia	CFSP Compliant
Tin	PT Babel Inti Perkasa	Indonesia	CFSP Compliant
Tin	PT Babel Surya Alam Lestari	Indonesia

Tin	PT Bangka Kudai Tin	Indonesia	CFSP Compliant
Tin	PT Bangka Putra Karya	Indonesia	CFSP Compliant
Tin	PT Bangka Timah Utama Sejahtera	Indonesia
Tin	PT Belitung Industri Sejahtera	Indonesia	CFSP Compliant
Tin	PT BilliTin Makmur Lestari	Indonesia
Tin	PT Bukit Timah	Indonesia	CFSP Compliant
Tin	PT DS Jaya Abadi	Indonesia	CFSP Compliant
Tin	PT Eunindo Usaha Mandiri	Indonesia	CFSP Compliant
Tin	PT Fang Di MulTindo	Indonesia
Tin	PT HP Metals Indonesia	Indonesia
Tin	PT Karimun Mining	Indonesia
Tin	PT Koba Tin	Indonesia
Tin	PT Mitra Stania Prima	Indonesia	CFSP Compliant
Tin	PT Prima Timah Utama	Indonesia	CFSP Compliant
Tin	PT Refined Banka Tin	Indonesia	CFSP Compliant
Tin	PT Sariwiguna Binasentosa	Indonesia	CFSP Compliant
Tin	PT Stanindo Inti Perkasa	Indonesia	CFSP Compliant
Tin	PT Sumber Jaya Indah	Indonesia
Tin	PT Tambang Timah	Indonesia	CFSP Compliant
Tin	PT Timah (Persero), Tbk	Indonesia	CFSP Compliant
Tin	PT Timah Nusantara	Indonesia
Tin	PT Tinindo Inter Nusa	Indonesia	CFSP Compliant
Tin	PT Yinchendo Mining Industry	Indonesia
Tin	Rui Da Hung	Taiwan
Tin	Soft Metais, Ltda.	Brazil	CFSP Compliant
Tin	Thaisarco	Thailand	CFSP Compliant
Tin	Tongding Metal Material Co.,Ltd.	China
Tin	Westfalenzinn	Germany
Tin	White Solder Metalurgia e Mineração Ltda.	Brazil	CFSP Compliant
Tin	Yunnan Chengfeng Non-ferrous Metals Co.,Ltd.	China
Tin	Yunnan Tin Company, Ltd.	China	CFSP Compliant
Tungsten	A.L.M.T. Corp.	Japan
Tungsten	Kennametal Huntsville	United States
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	China
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	China
Tungsten	Dayu Weiliang Tungsten Co., Ltd.	China
Tungsten	Fujian Jinxin Tungsten Co., Ltd.	China	CFSP Compliant
Tungsten	Global Tungsten & Powders Corp.	United States	CFSP Compliant
Tungsten	HC Starck GmbH	Germany
Tungsten	Hunan Chenzhou Mining Group Co	China
Tungsten	Hunan Chun-chang non-ferrous Smelting & Concentrating Co., Ltd.	China	CFSP Compliant
Tungsten	Japan New Metals Co., Ltd.	Japan	CFSP Compliant
Tungsten	Ganzhou Non-ferrous Metals Smelting Co., Ltd.	China
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	China	CFSP Compliant
Tungsten	Kennametal Fallon	United States
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	Vietnam
Tungsten	Vietnam Youngsun Tungsten Industry Co., Ltd	Vietnam	CFSP Compliant
Tungsten	Wolfram Bergbau und Hütten AG	Austria	CFSP Compliant
Tungsten	Wolfram Company CJSC	Russian Federation
Tungsten	Xiamen Tungsten Co., Ltd.	China	CFSP Compliant

Tungsten	Xinhai Rendan Shaoguan Tungsten Co., Ltd.	China
Tungsten	Zhuzhou Cemented Carbide Group Co Ltd	China
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	China	CFSP Compliant
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	China
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	China
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	China
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	China	CFSP Compliant
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	China	CFSP Compliant
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	China	CFSP Compliant
Tungsten	Jiangxi Richsea New Materials Co., Ltd.	China
Tungsten	Ganzhou Grand Sea W & Mo Group Co Ltd	China	CFSP Compliant
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	China	CFSP Compliant
Tungsten	H.C. Starck GmbH	Germany
Tungsten	H.C. Starck Smelting GmbH & Co.KG	Germany
Tungsten	Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC	Vietnam
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	China

APPENDIX B

COUNTRY OF ORIGIN SUMMARY BY CONFLICT MINERAL

Gold

Australia, Belgium, Brazil, Canada, Chile, Germany, Hong Kong, India, Indonesia, Italy, Japan, Kazakhstan, Republic of Korea, Kyrgyzstan, Mexico, Netherlands, Philippines, Russian Federation, Saudi Arabia, Singapore, South Africa, Spain, Sweden, Switzerland, Taiwan, Thailand, Turkey, United Kingdom, United States, Uzbekistan

Tantalum	Austria, Brazil, China, Estonia, Germany, India, Japan, Kazakhstan, Mexico, Russian Federation, Thailand, United States
Tin	Belgium, Bolivia, Brazil, China, Germany, Indonesia, Japan, Malaysia, Peru, Philippines, Poland, Russian Federation, Taiwan, Thailand, United States
Tungsten	Austria, China, Germany, Japan, Russian Federation, United States, Vietnam